Exhibit 99.1

National CineMedia, Inc. Names Katie Scherping

Chief Financial Officer

Co-Interim CFO David J. Oddo Named Treasurer and SVP, Finance

Co-Interim CFO Jeffrey T. Cabot Named SVP, Controller

CENTENNIAL, Colo. – August 9, 2016 – National CineMedia, Inc. (NCM) (NASDAQ: NCMI), the managing member and owner of 43.6% of National CineMedia, LLC (NCM LLC), America’s Movie Network, today announced that Katie Scherping will be joining NCM as chief financial officer (CFO), effective August 11, 2016. Scherping will also serve as CFO of NCM LLC.

With more than 30 years of finance, accounting and managerial experience, Scherping comes to NCM from Quiznos, where she had served as interim president and CEO since June of 2016. Previously, she had been a part of the Quiznos management team in the role of chief financial officer since December of 2013.

Prior to joining Quiznos, Scherping served as Red Robin Gourmet Burgers’ chief financial officer from June 2005 to July 2011. During her tenure at Red Robin, the company grew from 274 restaurants to over 450, with revenue growth from $486.0 million in 2005 to $864.3 million in 2010. Scherping began her career in Denver as an auditor with Arthur Andersen. She has also held various accounting positions with companies in the oil and gas industry, security alarm monitoring, telecommunications, technology, and restaurant industries.

Scherping is also the recipient of several awards including the Jean Yancey Award for Outstanding Women in Business, the CFO of the Year Award, and an Outstanding Accountancy Alumni award from Northern Illinois University. She holds a Bachelor of Science degree in accounting and is a CPA and CGMA.

“Katie has terrific leadership skills and valuable experience as both a private and public company CFO,” said Andy England, CEO and director of NCM. “She brings a great perspective to NCM’s senior leadership team, and I look forward to working together with her to implement our new company strategy and vision to be the connector between brands and movie audiences.”

With Scherping joining the company as chief financial officer, NCM’s co-interim CFO’s, David J. Oddo and Jeffrey T. Cabot, will transition into other roles on the finance team. David J. Oddo, formerly co-interim CFO and principal financial officer, has been named treasurer and senior vice president of finance. Jeffrey T. Cabot, formerly co-interim CFO and principal accounting officer, has been named senior vice president and controller. Both had been serving as co-interim CFOs since March of 2013.

“I’d also like to thank David and Jeff for their tremendous service to NCM as co-Interim CFOs,” England added. “They have successfully guided the company through many challenges and successes over the past three years, and together with Katie, will continue to help NCM advance as a leader in the advertising marketplace.”

“It’s clear that I’m joining a great company and a great team, and I am very eager to be able to put my experience to work in this exciting industry,” said Katie Scherping. “I look forward to my new role and to working with NCM’s shareholders, analyst community and partners.”

About National CineMedia, Inc.

National CineMedia (NCM) is America's Movie Network. As the #1 weekend network in the U.S., NCM is the connector between brands and movie audiences. More than 700 million moviegoers annually attend theaters that are currently under contract to present NCM’s FirstLook pre-show in over 40 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (NYSE: RGC). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with nearly 20,500 screens in over 1,600 theaters in 187 Designated Market Areas® (49 of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 43.6% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.

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INVESTOR CONTACT:
David Oddo

800-844-0935
investors@ncm.com

or

MEDIA CONTACT:
Amy Jane Finnerty

212-931-8117
amy.finnerty@ncm.com